As filed with the Securities and Exchange Commission on July 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JTH Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3561876
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1716 Corporate Landing Parkway, Virginia Beach, Virginia	23454
(Address of Principal Executive Offices)	(Zip Code)

JTH Tax, Inc. Stock Option Plan

JTH Holding, Inc. 2011 Equity and Cash Incentive Plan

(Full title of the plan)

James J. Wheaton, General Counsel,

Vice President of Legal and Governmental Affairs

JTH Holding, Inc.

1716 Corporate Landing Parkway,

Virginia Beach, Virginia 23454

(757) 493-8855

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Commission is requested to mail signed copies of all orders, notices and communications to:

David W. Ghegan, Esq.

Troutman Sanders LLP

600 Peachtree Street, NE

Suite 5200

Atlanta, Georgia 30308

Telephone: (404) 885-3139

Facsimile: (404) 962-6599

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Shares of Class A Common Stock subject to outstanding options under the 1998 Plan	2,516,177 shares	(3)	$14.50	(4)	$36,484,566.50	$4,181.13
Shares of Class A Common Stock subject to outstanding options under the 2011 Plan	332,035 shares		$15.00	(5)	$4,980,525.00	$570.77
Shares of Class A Common Stock subject to outstanding restricted stock units under the 2011 Plan	9,305 shares		$13.50	(6)	$125,617.50	$14.40
Shares of Class A Common Stock not subject to outstanding awards under the 2011 Plan	1,919,505 shares	(3)	$13.50	(6)	$25,913,317.50	$2,969.67
Total	4,777,022 shares				$67,504,026.50	$7,735.97

(1)               Class A Common Stock, $0.01 par value (“Common Stock”), offered by JTH Holding, Inc. (the “Company”) pursuant to the JTH Tax, Inc. Stock Option Plan (the “1998 Plan”) and the JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (the “2011 Plan,” and together with the 1998 Plan, the “Plans”).

(2)               Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plans.

(3)               Shares of Common Stock reserved for issuance under the 2011 Plan consist as of July 3, 2012 of 1,919,505 shares of Common Stock. To the extent options granted under the 1998 Plan expire, lapse, terminate or are forfeited without the issuance of the underlying shares of Common Stock under the terms of the 1998 Plan, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2011 Plan.

(4)               Based on the weighted average exercise price of $14.50 of options granted under the 1998 Plan outstanding as of July 3, 2012.

(5)               Based on the weighted average exercise price of $15.00 of options granted under the 2011 Plan outstanding as of July 3, 2012.

(6)               Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for the Company’s Common Stock reported on the NASDAQ Stock Market LLC on July 3, 2012, which was $13.50 per share.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.                   Plan Information.*

Item 2.                   Registrant Information and Employee Plan Annual Information.*

*       The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 under the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.                   Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012, filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2012;

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company since the end of the fiscal year covered by the Company’s Annual Report on Form 10-K referred to in (a) above; and

(c)          The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10 (File No. 000-54660) filed with the Commission on April 18, 2012, and amended on May 18 and June 1, 2012, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto, that either indicate that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article VI of the Company’s Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).

Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Company if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VII of the Company’s Amended and Restated Certificate of Incorporation and Article XI of the Company’s Amended and Restated Bylaws provide that any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or  officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such director or officer.

Article VII of the Company’s Amended and Restated Certificate of Incorporation and Article XI of the Company’s Amended and Restated Bylaws also provide that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by the director or officer in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Company’s Amended and Restated Certificate of Incorporation or otherwise.

The Company has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by the officers and directors of the Company in connection with the performance of their duties.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

An Exhibit Index immediately follows the signature page of this Form S-8.

Item 9.                   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on July 9, 2012.

JTH Holding, Inc.
(Registrant)

By:	/s/James J. Wheaton
James J. Wheaton
General Counsel, Vice President of Legal and Governmental Affairs

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Wheaton and Mark F. Baumgartner, and each of them, with full power to act without the other and full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of JTH Holding, Inc. to prepare and sign any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact, or either of them, may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/John T. Hewitt	President, Chief Executive Officer and Chairman	July 9, 2012
John T. Hewitt	(Principal Executive Officer)

/s/Mark F. Baumgartner	Chief Financial Officer	July 9, 2012
Mark F. Baumgartner	(Principal Financial Officer)

/s/Thomas S. Daniels	Chief Accounting Officer	July 9, 2012
Thomas S. Daniels	(Principal Accounting Officer)

/s/Gordon D’Angelo	Director	July 9, 2012
Gordon D’Angelo

/s/John R. Garel	Director	July 9, 2012
John R. Garel

/s/Gary P. Golding	Director	July 9, 2012
Gary P. Golding

Signature	Title	Date

/s/Steven Ibbotson	Director	July 9, 2012
Steven Ibbotson

/s/Ross N. Longfield	Director	July 9, 2012
Ross N. Longfield

/s/Ellen M. McDowell	Director	July 9, 2012
Ellen M. McDowell

/s/George T. Robson	Director	July 9, 2012
George T. Robson

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock.*

10.1

JTH Holding, Inc. 2011 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-176655) filed with the Commission on February 3, 2012).

10.2	JTH Tax, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-176655) filed with the Commission on September 2, 2011).

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP.*

24.1	Powers of Attorney (included on the signature page of this registration statement).

*  Filed herewith.